Exhibit 5.1

[Letterhead of Heller Ehrman LLP]

September 1, 2005

Xenogen Corporation

860 Atlantic Avenue

Alameda, California, 94501

Re:	Xenogen Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about September 1, 2005, in connection with the registration under the Securities Act of 1933 of shares of your Common Stock (the “Shares”). As your legal counsel in connection with this transaction, we have examined the proceedings taken by you and we are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, having been issued and sold in the manner described in the Registration Statement and the Prospectus contained therein are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

Sincerely,

/s/ Heller Ehrman LLP